Exhibit 99.1

Ur-Energy Releases 2016 Q2 Results; Webcast August 2, 2016

Littleton, Colorado (PR Newswire – July 29, 2016) Ur-Energy Inc. (NYSE MKT:URG TSX:URE,) (“Ur-Energy” or the “Company”) has filed the Company’s Form 10-Q for the quarter ended June 30, 2016, with the U.S. Securities and Exchange Commission at www.sec.gov/edgar.shtml and with Canadian securities authorities on SEDAR at www.sedar.com.

Lost Creek Uranium Production and Sales

During the six months ended June 30, 2016, we captured 292,672 pounds of U3O8 within the Lost Creek plant. 304,152 pounds were packaged in drums and 330,864 pounds of the drummed inventory were shipped to the conversion facility. We sold 262,000 pounds of U3O8 during the period.

Steve Hatten, Vice President Operations, confirms “The refinement of well installation and construction methods in Header House 13 continues to be validated in its first two months of production. Having substantiated the value of the team’s modifications, we will now begin to retrofit aspects of the other header houses and pattern wells in order to further extend the life of those twelve houses.  Mine Unit 1 continues to exceed initial expectations as HH 1 is completing its third year of production this week allowing us to maintain desired production levels. With the commencement of operations at HH13 during the quarter, production figures are increasing again.  As of July 28, we have captured 47,899 pounds and drummed 50,076 pounds during the month.”

Inventory, production and sales figures for the Lost Creek Project are presented in the following tables.

Production and Production Costs	Unit	2016 Q2	2016 Q1	2015 Q4	2015 Q3	Year to date

Pounds captured	lb	133,341	159,331	211,717	172,282	292,672
Ad valorem and severance tax	$000	$304	$420	$470	$674	$724
Wellfield cash cost (1)	$000	$846	$1,013	$1,017	$990	$1,859
Wellfield non-cash cost (1)(2)	$000	$778	$731	$619	$1,087	$1,509
Ad valorem and severance tax per pound captured	$/lb	$2.28	$2.64	$2.22	$3.91	$2.47
Cash cost per pound captured	$/lb	$6.34	$6.36	$4.80	$5.75	$6.35
Non-cash cost per pound captured	$/lb	$5.83	$4.59	$2.92	$6.31	$5.16

Pounds drummed	lb	130,308	173,844	189,480	176,850	304,152
Plant cash cost (3)	$000	$1,505	$1,696	$1,687	$1,824	$3,201
Plant non-cash cost (2)(3)	$000	$494	$497	$497	$498	$991
Cash cost per pound drummed	$/lb	$11.55	$9.76	$8.90	$10.31	$10.52
Non-cash cost per pound drummed	$/lb	$3.79	$2.86	$2.63	$2.82	$3.25

Pounds shipped to conversion facility	lb	148,714	182,150	181,568	184,380	330,864
Distribution cash cost (4)	$000	$123	$88	$128	$80	$211
Cash cost per pound shipped	$/lb	$0.83	$0.48	$0.70	$0.43	$0.64

Notes:

[1]	Wellfield costs include all wellfield operating costs plus amortization of the related mineral property acquisition costs and depreciation of the related asset retirement obligation costs. Wellfield construction and development costs, which include wellfield drilling, header houses, pipelines, power lines, roads, fences and disposal wells, are treated as development expense and are not included in wellfield operating costs.

[2]	Non-cash costs include depreciation of plant equipment, capitalized ARO costs and amortization of the investment in the mineral property acquisition costs. The expenses are calculated on a straight line basis so the expense is constant for each quarter. The cost per pound from these costs will therefore vary based on production levels only.
[3]	Plant costs include all plant operating costs, site overhead costs and depreciation of the related plant construction and asset retirement obligation costs.
[4]	Distribution costs include all shipping costs and costs charged by the conversion facility for weighing, sampling, assaying and storing the U3O8 prior to sale.

Sales and cost of sales	Unit	2016 Q2	2016 Q1	2015 Q4	2015 Q3	2016 YTD

Pounds sold	lb	187,000	75,000	225,000	150,000	262,000
U3O8 sales	$000	$6,741	$2,709	$7,756	$8,459	$9,450
Average contract price	$/lb	$39.35	$39.35	$28.49	$66.71	$39.35
Average spot price	$/lb	$27.00	$34.50	$36.18	$35.75	$30.75
Average price per pound sold	$/lb	$36.05	$36.12	$34.47	$56.39	$36.07

U3O8 cost of sales (1)	$000	$5,094	$1,855	$5,931	$4,180	$6,949
Ad valorem and severance tax cost per pound sold	$/lb	$2.65	$2.61	$2.80	$2.59	$2.65
Cash cost per pound sold	$/lb	$16.88	$15.41	$15.42	$15.19	$16.46
Non-cash cost per pound sold	$/lb	$7.71	$6.71	$8.13	$10.09	$7.42
Cost per pound sold - produced	$/lb	$27.24	$24.73	$26.35	$27.87	$26.53
Cost per pound sold - purchased	$/lb	$-	$-	$-	$-	$-
Average cost per pound sold	$/lb	$27.24	$24.73	$26.35	$27.87	$26.52

U3O8 gross profit	$000	$1,647	$854	$1,825	$4,279	$2,501
Gross profit per pound sold	$/lb	$8.81	$11.39	$8.11	$28.52	$9.55
Gross profit margin	%	24.4%	31.5%	23.5%	50.6%	26.5%

Ending Inventory Balances
Pounds
In-process inventory	lb	62,028	71,602	88,788	71,860
Plant inventory	lb	3,654	22,062	30,367	22,455
Conversion facility inventory	lb	135,723	173,178	63,776	102,782
Total inventory	lb	201,405	266,842	182,931	197,097

Total cost
In-process inventory	$000	$929	$977	$994	$1,121
Plant inventory	$000	$115	$569	$742	$712
Conversion facility inventory	$000	$3,846	$4,388	$1,609	$3,025
Total inventory	$000	$4,890	$5,934	$3,345	$4,858

Cost per pound
In-process inventory	$/lb	$14.98	$13.64	$11.20	$15.60
Plant inventory	$/lb	$31.47	$25.79	$24.43	$31.71
Conversion facility inventory	$/lb	$28.32	$25.34	$25.23	$29.43

Notes:

[1]	Cost of sales include all production costs (notes 1, 2, 3 and 4 in the previous Production and Production Cost table) adjusted for changes in inventory values.

U3O8 sales of $6.7 million for 2016 Q2 were based on selling 187,000 pounds at an average price of $36.05, with regularly-scheduled contract deliveries of 137,000 pounds and a sale of 50,000 pounds on the spot market. For the quarter, our cost of sales totaled $5.1 million based on selling 187,000 pounds from production at a total cost per pound of $27.24, up from $24.73 in the previous quarter but more in line with the third and fourth quarters of 2015. The cost per pound sold was reflective of the increased cost per pound produced for the two quarters in 2016 which are primarily the result of lower production.

At the end of the quarter, the average cash cost per pound in the conversion facility ending inventory was $17.50, an increase from $15.85 at the end of the previous quarter, and is reflective of the increased cost per pound produced for the past two quarters, which was again primarily driven by the lower production levels.

The gross profit from uranium sales for the quarter was $1.6 million, which represents a gross profit margin of approximately 24%. This was lower than the previous quarter due to lower spot prices and an increase in costs mainly associated with lower production levels for the year.

Total Cost Per Pound Sold Reconciliation	Unit	2016 Q2	2016 Q1	2015 Q4	2015 Q3	2016 YTD

Ad valorem & severance taxes	$000	$304	$420	$470	$674	$724
Wellfield costs	$000	$1,624	$1,744	$1,636	$2,077	$3,368
Plant and site costs	$000	$1,998	$2,193	$2,184	$2,321	$4,191
Distribution costs	$000	$123	$88	$128	$80	$211
Inventory change	$000	$1,045	$(2,590)	$1,513	$(973)	$(1,545)
Total cost of sales	$000	$5,094	$1,855	$5,931	$4,179	$6,949

Total pounds sold	lb	187,000	75,000	225,000	150,000	262,000

Total average cost per pound sold	$/lb	$27.24	$24.73	$26.35	$27.87	$26.52

Notes:

1	The cost per pound sold reflects both cash and non-cash costs, which are combined as cost of sales in the statement of operations included in this filing. The cash and non-cash cost components are identified in the above inventory, production and sales table.

The cost of sales includes ad valorem and severance taxes related to the extraction of uranium, all costs of wellfield, plant and site operations including the related depreciation and amortization of capitalized assets, reclamation and mineral property costs, plus product distribution costs. These costs are also used to value inventory and the resulting inventoried cost per pound is compared to the estimated sales prices based on the contracts or spot sales anticipated for the distribution of the product. Any costs in excess of the calculated market value are charged to cost of sales.

Continuing Guidance for 2016

As a result of the continuing low spot price environment, we anticipate that we will continue to maintain production at levels that will be consistent with our 2016 contractual sales obligations, which are 662,000 pounds at an average realizable price of $47.61 per pound (including the deliveries assigned during the first quarter) in the current year.

The monthly 2016 production target for Lost Creek is to dry and drum an average of 50,000 to 60,000 pounds U3O8. Production at this level will permit delivery into our remaining 2016 term contract commitment, discretionary spot sales, and the continuing buildup of our inventory, with an estimated final production for 2016 within the range of 600,000 to 700,000 pounds U3O8. Our production rate may be adjusted based on operational refinements, and indicators in the market, including uranium spot market and term pricing, and other factors. The assignment of delivery obligations we made in March 2016 permits us greater flexibility to make such operational decisions and/or to continue to build inventory.

Our projected deliveries for the balance of the year will be into contracts generating higher prices than were realized on average during this quarter, and we expect the profit margins for the year 2016 to be between 25% and 30%.

Webcast and Teleconference

A webcast and teleconference will be held on Tuesday, August 2, 2016 at 9:00 a.m. MT / 11:00 a.m. ET to discuss the results and provide an operational update. Those wishing to participate by phone can do so by calling:

US Toll-free Number	1-877-226-2859
Canada Toll-free Number	1-855-669-9657
International Number	1-412-542-4134

Ask to be joined into the Ur-Energy call.

The webcast can be accessed 10 minutes prior to the call. Pre-registration and participation access is available by clicking here or by copying the following URL into your web browser:

https://www.webcaster4.com/Webcast/Page/1186/16414

If you are unable to join the call, a link will be available following the webcast on the Company’s website www.ur-energy.com.

About Ur-Energy

Ur-Energy is a junior uranium mining company operating the Lost Creek in-situ recovery uranium facility in south-central Wyoming. The Lost Creek processing facility has a two million pounds per year nameplate capacity. The Company has begun to submit applications for permits and licenses to operate Shirley Basin. Ur-Energy is engaged in uranium mining, recovery and processing activities, including the acquisition, exploration, development and operation of uranium mineral properties in the United States. Shares of Ur-Energy trade on the NYSE MKT under the symbol “URG” and on the Toronto Stock Exchange under the symbol “URE.” All currency figures in this announcement are in US dollars unless otherwise stated. Ur-Energy’s corporate office is located in Littleton, Colorado; its registered office is in Ottawa, Ontario. Ur-Energy’s website is www.ur-energy.com.

FOR FURTHER INFORMATION, PLEASE CONTACT

Jeffrey T. Klenda, Chair, Executive Director

866-981-4588

jeff.klenda@ur-energy.com

Cautionary Note Regarding Forward-Looking Information

This release may contain “forward-looking statements” within the meaning of applicable securities laws regarding events or conditions that may occur in the future (e.g., results of production; ability to meet production targets and to timely deliver into existing contractual obligations and spot sales as warranted) and are based on current expectations that, while considered reasonable by management at this time, inherently involve a number of significant business, economic and competitive risks, uncertainties and contingencies. Factors that could cause actual results to differ materially from any forward-looking statements include, but are not limited to, capital and other costs varying significantly from estimates; failure to establish estimated resources and reserves; the grade and recovery of ore which is mined varying from estimates; production rates, methods and amounts varying from estimates; delays in obtaining or failures to obtain required governmental, environmental or other project approvals; inflation; changes in exchange rates; fluctuations in commodity prices; delays in development and other factors described in the public filings made by the Company at www.sedar.com and www.sec.gov. Readers should not place undue reliance on forward-looking statements. The forward-looking statements contained herein are based on the beliefs, expectations and opinions of management as of the date hereof and Ur-Energy disclaims any intent or obligation to update them or revise them to reflect any change in circumstances or in management’s beliefs, expectations or opinions that occur in the future.